Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

14 May 2026
Matter No.: 1013180
+1 441 299 4902
kyra.dunstan@conyers.com
Cushman & Wakefield Ltd.
Clarendon House
2 Church Street
Hamilton, HM 11, Bermuda

Dear Sir/Madam,

Re: Cushman & Wakefield Ltd. (the “Company”)

1.We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on 14 May 2026 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended (the "Securities Act"), of 12,585,149 common shares, par value $0.10 per share (the "Common Shares"), issuable pursuant to the Company’s 2026 Omnibus Share and Cash Incentive Plan (the "2026 Plan", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), consisting of (i) a new authorisation of 12,150,000 Common Shares and (ii) 435,149 Common Shares available for grant under the Company’s Fourth Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan and the Company’s Third Amended & Restated Omnibus Non-Employee Director Share and Cash Incentive Plan (together, the “Prior Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) as of the effective date of the 2026 Plan.
2.DOCUMENTS REVIEWED
For the purposes of giving this opinion, we have examined a copy of the Registration Statement, the 2026 Plan and the Prior Plans. We have also reviewed:
2.1.copies of the memorandum of association and the bye-laws of the Company, each certified by the Resident Representative of the Company on 14 May 2026;
2.2.copies of an extract of the minutes of a meeting of the Company’s directors held on 26 February 2026, an extract of the written resolutions of the sole director of the Company dated 26 November 2025, an extract of the minutes of the 2026 annual general meeting of the Company’s members held on 14 May 2026, and an extract of the minutes of the Compensation Committee held on 26 March 2026, each certified by an Officer of the Company on 14 May 2026 (collectively, the “Resolutions”); and
2.3.such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
3.ASSUMPTIONS
We have assumed:
3.1.the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the accuracy, authenticity and completeness of the originals from which such copies were taken;
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3.2.that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;
3.3.the accuracy and completeness of all factual representations made in the Registration Statement, the Prior Plans, and the 2026 Plan, and other documents reviewed by us;
3.4.that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;
3.5.that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;
3.6.the validity and binding effect under the laws of the State of Delaware, United States of America, of the 2026 Plan and the Prior Plans in accordance with their respective terms;
3.7.that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein;
3.8.that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;
3.9.that, on the date of issuance of any of the Common Shares, the Company will have sufficient authorised but unissued common shares;
3.10.that on the date of grant of any award under the 2026 Plan, the Company will be able to pay its liabilities as they become due; and
3.11.that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, at the time of issuance of any of the Common Shares pursuant to the 2026 Plan.
4.QUALIFICATIONS
4.1.We express no opinion with respect to the issuance of shares pursuant to any provision of the 2026 Plan that purports to obligate the Company to issue shares following the commencement of a winding up or liquidation.
4.2.We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.
4.3.This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.
4.4.This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the 2026 Plan and is not to be relied upon in respect of any other matter.
5.OPINION
On the basis of and subject to the foregoing, we are of the opinion that:
5.1.When issued and paid for in accordance with the terms of the 2026 Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).
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6.DISCLOSURE
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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